EXHIBIT 99.1

                                  PRESS RELEASE

        EDUCATIONAL DEVELOPMENT CORPORATION REPORTS 3rd QUARTER EARNINGS

TULSA, Okla.--January 13, 2005--Educational Development Corporation (NASDAQ:
EDUC) reported today that net revenues for the nine months ended November 30, 2004 were $24,380,200 compared with $24,134,200 for the same nine months a year ago, an increase of 1.0%. Net earnings for the nine months ended November 30, 2004 were $2,086,200, an increase of 4.8% over net earnings of $1,991,400 for the same nine-months a year ago. Net revenues for the three months ended November 30, 2004 were $9,187,700 compared with $9,976,700 for the same period last year, a decrease of 7.9%. Net earnings for the three months ended
November 30, 2004 were $809,400 compared with $871,100 for the same period last year, a decrease of 7.1%.

The 2nd and 3rd quarters' sales and earnings were lower than previous year's results, primarily due to the softening demand during the summer months in both divisions and other one-time events including national weather related problems. However, management reports increases in net earnings and net revenues in the months of November and December and the trend has continued for the first two weeks in January.

Effective today, the Company launched the most comprehensive Marketing and Promotion Program in its history. The program consists of additional promotional sales aids and strategy to increase market penetration for the Retail Division and the Home Business Division. Company management believes that in the next few quarters their long-term strategic objective of recording a 15-20% annual growth in sales and earnings will be achieved.

The management of the Company continues to have confidence in the value of the stock. Between March 1, 2004 and January 12, 2005 the Company has acquired over 479,000 shares of stock under the Stock Repurchase Program. Stock purchases and the addition of a $600,000 warehouse were funded primarily through operational cash flow.

                               Three Months Ended November 30,   Nine Months Ended November 30,
                               -------------------------------   -------------------------------
                                   2004              2003              2004            2003
                               --------------   --------------   --------------   --------------
Net Revenues                   $    9,187,700   $    9,976,700   $   24,380,200   $   24,134,200
                               ==============   ==============   ==============   ==============
Earnings Before Income Taxes   $    1,298,100   $    1,415,600   $    3,359,200   $    3,215,400
Income Taxes                          488,700          544,500        1,273,000        1,224,000
                               --------------   --------------   --------------   --------------
Net Earnings                   $      809,400   $      871,100   $    2,086,200   $    1,991,400
                               ==============   ==============   ==============   ==============
Earnings Per Share:
    Basic                      $         0.21   $         0.22   $         0.53   $         0.51
                               ==============   ==============   ==============   ==============
    Diluted                    $         0.20   $         0.20   $         0.50   $         0.46
                               ==============   ==============   ==============   ==============
Weighted Average Shares:
    Basic                           3,878,975        3,974,715        3,954,306        3,933,728
                               ==============   ==============   ==============   ==============
    Diluted                         4,055,713        4,322,308        4,147,691        4,292,120
                               ==============   ==============   ==============   ==============

Contact:
         Educational Development Corporation
         Randall White, (918) 622-4522